As filed with the Securities and Exchange Commission on September 30, 2009

1933 Act File No. 333-09341
1940 Act File No. 811-7739

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933                                                                  [X]
Pre-effective Amendment No. ____                                                                                                                                          [   ]
Post-effective Amendment No. 28                                                                                                                                             [X]
and/or

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940                                        [X]
Amendment No.   30                                                                                                                                                    [X]

Harding, Loevner Funds, Inc.
(Exact Name of Registrant as Specified in Charter)

20 Clarendon Street
Boston, Massachusetts 02116
                     (Address of Principal Executive Offices)    (Zip Code)

Registrant’s Telephone Number, including Area Code: 1-877-435-8105

Francine S. Hayes
State Street Bank and Trust Company
200 Clarendon Street
Boston, Massachusetts 02116
 (Name and Address of Agent for Service)

Copies to:
Jon S. Rand, Esq.
Dechert LLP
1095 Avenue of the Americas
New York, NY 10036-6797

Approximate Date of Proposed Public Offering:  As soon as practicable after the effective date of this Registration Statement

It is proposed that this filing will become effective (check the appropriate box)

[X] This form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933 and the Securities Act registration statement number of the earlier effective registration statement for the same offering is 333-09341.

If appropriate, check the following box:
[ ] this post-effective amendment designates a new effective date for previously filed post-effective amendment.

PART C:  OTHER INFORMATION

Item 23.		Exhibits

(a)		Articles of Incorporation, dated July 31, 1996 (previously filed in Registrant’s Registration Statement on Form N-1A) are incorporated herein by reference.

(a)	(1)	Articles Supplementary, dated August 4, 2005 (previously filed in Post-Effective Amendment No. 16 to Registrant’s Registration Statement on Form N-1A) incorporated herein by reference.

(a)	(2)	Articles Supplementary, dated March 19, 2007 (previously filed in Post-Effective Amendment No. 20 to Registrant’s Registration Statement on Form N-1A) are incorporated herein by reference.

(a)	(3)	Articles Supplementary, dated May 21, 2008 (previously filed in Post-Effective Amendment No. 23 to Registrant’s Registration Statement on Form N-1A) are incorporated herein by reference.

(a)	(4)	Articles Supplementary, dated September 8, 2009 (previously filed in Post-Effective Amendment No. 27 to Registrant’s Registration Statement on Form N-1A) are incorporated herein by reference.

(a)	(5)	Articles of Amendment, dated September 8, 2009 (previously filed in Post-Effective Amendment No. 27 to Registrant’s Registration Statement on Form N-1A) are incorporated herein by reference. .

(b)	(1)	By-laws (previously filed in Registrant's Registration Statement on Form N-1A) are incorporated herein by reference.

(b)	(2)	Amended and Restated By-Laws (previously filed in the Post-Effective Amendment No. 17 to the Registrant’s Registration Statement on Form N-1A) are incorporated herein by reference.

(c)		Not applicable.

(d)	(1)
Advisory Agreement, dated October 14, 1996, between the Registrant (International Equity Portfolio) and Harding, Loevner Management, L.P. (previously filed in Pre-Effective Amendment No.1 to Registrant’s Registration Statement on Form N-1A) is incorporated herein by reference.

(d)	(2)
Advisory Agreement, dated October 14, 1996, between the Registrant (Global Equity Portfolio) and Harding, Loevner Management, L.P.  (previously filed in Pre-Effective Amendment No.1 to Registrant’s Registration Statement on Form N-1A) is incorporated herein by reference.

(d)	(3)
Advisory Agreement, dated October 14, 1996, between the Registrant (Emerging Markets Portfolio) and Harding, Loevner Management, L.P. (previously filed in Pre-Effective Amendment No.1 to Registrant’s Registration Statement on Form N-1A) is incorporated herein by reference.

(d)	(4)
Advisory Agreement between the Registrant (Institutional Emerging Markets Portfolio) and Harding, Loevner Management, L.P., dated July 25, 2005 (previously filed in Post-Effective Amendment No. 19 to Registrant’s Registration Statement on Form N-1A) is incorporated herein by reference.

(d)	(5)
Advisory Agreement between the Registrant (International Small Companies Portfolio) and Harding, Loevner Management, L.P. dated February 15, 2007 (previously filed in Post-Effective Amendment No. 20 to Registrant’s Registration Statement on Form N-1A) is incorporated herein by reference.

(d)	(6)
Advisory Agreement between the Registrant (Frontier Emerging Markets Portfolio) and Harding, Loevner Management, L.P., dated March 7, 2008 (previously filed in Post-Effective Amendment No. 23 to Registrant’s Registration Statement on Form N-1A) is incorporated herein by reference.

(d)	(7)
Advisory Agreement between Harding, Loevner Funds, Inc. on behalf of each of its Portfolios and Harding Loevner LP, dated August 26, 2009 (previously filed in Post-Effective Amendment No. 27 to Registrant’s Registration Statement on Form N-1A) is incorporated herein by reference..

(e)	(1)	Distribution Agreement, dated January 1, 2008, (previously filed in Post-Effective Amendment No. 22 to Registrant’s Registration Statement on Form N-1A) is incorporated herein by reference.

(e)	(2)
Amendment to Distribution Agreement, between Registrant and Quasar Distributors, LLC, dated May 23, 2008 (previously filed in Post-Effective Amendment No. 23 to Registrant’s Registration Statement on Form N-1A) is incorporated herein by reference.

(f)		Not applicable.

(g)	(1)
Custodian Agreement, dated June 10, 1999, between Registrant and State Street Bank and Trust Company (formerly Investors Bank & Trust Company) (previously filed in Post-Effective Amendment No. 5 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(g)	(2)
Letter Amendment to the Custodian Agreement, dated April 15, 2003, between Registrant and State Street Bank and Trust Company (formerly Investors Bank & Trust Company) (previously filed in Post-Effective Amendment No. 11 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(g)	(3)
Amendment to the Custodian Agreement between Registrant and State Street Bank and Trust Company (previously filed in Post-Effective Amendment No. 12 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(g)	(4)
Amendment to the Custodian Agreement, dated December 7, 2006, between Registrant and State Street Bank and Trust Company (formerly Investors Bank & Trust Company) (previously filed in Post-Effective Amendment No. 20 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(g)	(5)
Amendment to the Custodian Agreement, between Registrant and State Street Bank and Trust Company (formerly Investors Bank & Trust Company), dated March 7, 2008 (previously filed in Post-Effective Amendment No. 23 to Registrant’s Registration Statement on Form N-1A) is incorporated herein by reference.

(h)	(1)
Administration Agreement, dated June 10, 1999, between Registrant and State Street Bank and Trust Company (formerly Investors Bank & Trust Company) (previously filed in Post-Effective Amendment No. 5 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(h)	(2)
Amendment to Administration Agreement between Registrant and State Street Bank and Trust Company (formerly Investors Bank & Trust Company) (previously filed in Post-Effective Amendment No. 12 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(h)	(3)
Amendment to Administration Agreement, dated December 7, 2006, between Registrant and State Street Bank and Trust Company (formerly Investors Bank & Trust Company) (previously filed in Post-Effective Amendment No. 20 to Registrant’s Registration Statement on Form N-1A, File Nos. 333-09341, 811-07739), is incorporated herein by reference.

(h)	(4)
Amendment to Administration Agreement, between Registrant and State Street Bank and Trust Company (formerly Investors Bank & Trust Company), dated March 7, 2008 (previously filed in Post-Effective Amendment No. 23 to Registrant’s Registration Statement on Form N-1A) is incorporated herein by reference.

(h)	(5)
Transfer Agency and Service Agreement, dated June 10, 1999, between Registrant and State Street Bank and Trust Company (formerly Investors Bank & Trust Company) (previously filed in Post-Effective Amendment No. 5 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(h)	(6)
Amendment to Transfer Agency and Service Agreement between Registrant and State Street Bank and Trust Company (formerly Investors Bank & Trust Company) (previously filed in Post-Effective Amendment No. 12 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(h)	(7)
Amendment to Transfer Agency and Service Agreement, dated December 7, 2006, between Registrant and State Street Bank and Trust Company (formerly Investors Bank & Trust Company) (previously filed in Post-Effective Amendment No. 20 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(h)	(8)
Amendment to Transfer Agency and Service Agreement, between Registrant and State Street Bank and Trust Company (formerly Investors Bank & Trust Company), dated March 7, 2008 (previously filed in Post-Effective Amendment No. 23 to Registrant’s Registration Statement on Form N-1A) is incorporated herein by reference.

(h)	(9)
Anti-Money Laundering Agreement between Registrant and State Street Bank and Trust Company (formerly Investors Bank & Trust Company) (previously filed in Post-Effective Amendment No. 18 to Registrant’s Registration Statement on Form N-1A), is incorporated herein by reference.

(i)		Opinion and Consent of Dechert LLP is filed herein..

(j)	(1)
Power of Attorney on behalf of David R. Loevner, Jennifer M Borggarrd, William Chapman, II, R. Kelly Doherty, Charles Freeman, Jane A. Freeman, Samuel R. Karetsky, Eric Rakowski and Raymond J. Clark, (previously filed in Pre-Effective Amendment No. 25 to Registrant’s Registration Statement on Form N-1A) is incorporated herein by reference.

(j)	(2)	Consent of KPMG (previously filed in Post-Effective Amendment No. 27 to Registrant’s Registration Statement on Form N-1A) is incorporated herein by reference.

(k)		None.

(l)	(1)
Share Purchase Agreement, dated October 14, 1996, between Registrant and David R. Loevner for the International Equity Portfolio (previously filed in Pre-Effective Amendment No.1 to Registrant’s Registration Statement on Form N-1A) is incorporated herein by reference.

(l)	(2)
Share Purchase Agreement, dated October 14, 1996, between Registrant and David R. Loevner for the Emerging Markets Portfolio (previously filed in Pre-Effective Amendment No. 1 to Registrant’s Registration Statement on Form N-1A) is incorporated herein by reference.

(l)	(3)
Share Purchase Agreement, dated October 14, 1996, between Registrant and David R. Loevner for the Global Equity Portfolio (previously filed in Pre-Effective Amendment No. 1 to Registrant’s Registration Statement on Form N-1A) is incorporated herein by reference.

(m)	(1)
Distribution Plan with respect to the Investor Class, dated March 7, 2008, (previously filed in Pre-Effective Amendment No. 25 to Registrant’s Registration Statement on Form N-1A) is incorporated herein by reference.

(m)	(2)
Form of Shareholder Servicing Agreement with respect to the Investor Class, (previously filed in Post-Effective Amendment No. 23 to Registrant’s Registration Statement on Form N-1A) is incorporated herein by reference.

(m)	(3)
Shareholder Servicing Plan with respect to the Advisor Class, Institutional Class and Investor Class, (previously filed in Post-Effective Amendment No. 26 to Registrant’s Registration Statement on Form N-1A) is incorporated herein by reference.

(n)
Multiple Class Expense Allocation Plan (Rule 18f-3), dated June 2, 2009, (previously filed in Post-Effective Amendment No. 26 to Registrant’s Registration Statement on Form N-1A) is incorporated herein by reference.

(o)		Reserved.

(p)	(1)
Amended Code of Ethics of Harding, Loevner Management, L.P. and Harding, Loevner Funds, Inc. (previously filed in Post-Effective Amendment No. 18 to Registrant’s Registration Statement on Form N-1A) is incorporated herein by reference.

(q)
Power of Attorney on behalf of David R. Loevner, Jennifer M Borggarrd, William Chapman, II, R. Kelly Doherty, Charles Freeman, Jane A. Freeman, Samuel R. Karetsky, Eric Rakowski and Raymond J. Clark, (previously filed in Post-Effective Amendment No. 25 to Registrant’s Registration Statement on Form N-1A) is incorporated herein by reference.

Item 24.	Persons Controlled by or Under Common Control with Registrant

None.

Item 25.	Indemnification

The Registrant shall indemnify directors, officers, employees and agents of the Registrant against judgments, fines, settlements and expenses to the fullest extent allowed, and in the manner provided, by applicable federal and Maryland law, including Section 17(h) and (i) of the Investment Company Act of 1940 (the “1940 Act”).  In this regard, the Registrant undertakes to abide by the provisions of Investment Company Act Releases No. 11330 and 7221 until amended or superseded by subsequent interpretation of legislative or judicial action.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, Registrant understands that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by itself is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 26.	Business and Other Connections of the Investment Adviser

Harding Loevner LP (the “Investment Adviser”) is a company organized under the laws of the State of Delaware and it is an investment adviser registered under the Investment Advisers Act of 1940 (the “Advisers Act”). The General Partner of Harding Loevner LP is HLM Holdings, Inc.

The list required by this Item 26 of officers and directors of the Investment Adviser, together with information as to any other business, profession, vocation or employment of a substantial nature engaged in by such officers and directors during the past two years, is set forth below and is included in Schedules A and D of Form ADV filed by the Investment Adviser pursuant to the Advisers Act (SEC File No. 801-36845).

Name	Position with Harding Loevner LP	Other Substantial Business, Profession, Vocation or Employment
Loevner, David, Richard	Director, President of General Partner, Chief Executive Officer of LP	None
Hallett, Simon	Director, Vice President, Treasurer of General Partner, Chief Investment Officer of LP	None
Walsh, Alexander, Tuck	Director & Vice President of General Partner	None
Roll, Ferrill, D	Director & Vice President of General Partner	None
Moody, Sidney, C.	Director & Vice President of General Partner	None
Johnson, Gaylord	Director & Vice President of General Partner	None
Renzulli, Lori, M	Chief Compliance Officer & Chief Counsel	None
Reiter, Richard, T	Director, Chief Operating Officer	None
Dulani, Puran	Chief Operations Officer	None
Hillas, Robert, S	Director, CFO of General Partner	None
Baughan, Peter	Director & Vice President of General Partner	None

Item 27.	Principal Underwriter

(a)           Quasar Distributors, LLC also acts as principal underwriter for the following investment companies:

17 Mile Capital	First American Funds, Inc.	Nicholas Funds
Academy Fund Trust	Fort Pitt Capital Group, Inc.	Osterweis Funds
ActivePassive Funds	Fund X Funds	Perkins Capital Management
AIP - Underlying Funds Trust	Fusion Funds, LLC	Permanent Portfolio Funds
AIP Alternative Strategies Funds	Geneva Advisors All Cap Growth Fund	Perritt Opportunities Funds
Akre Funds	Gerstein Fisher Funds	Phocas Financial Funds
Akros Absolute Return Fund	Glenmede Fund, Inc.	PIA Funds
Al Frank Funds	Glenmede Portfolios	Portfolio 21
Allied Asset Advisors Funds	Greenspring Fund	Primecap Odyssey Funds
Alpine Equity Trust	Grubb & Ellis	Prospector Funds
Alpine Income Trust	Guinness Atkinson Funds	Purisima Funds
Alpine Series Trust	Harding Loevner Funds	Quaker Investment Trust
American Trust	Harness Funds	Rainier Funds
American Capital	Hennessy Funds, Inc	Rigel Capital, LLC
Appleton Group	Hennessy Mutual Funds, Inc.	Rockland Small Cap Growth Fund
Artio Global Funds	Hodges Funds	Schooner Investment Group
Ascentia Funds	Hotchkis and Wiley Funds	Smead Value Fund
Brandes Investment Trust	Huber Funds	Snow Fund
Brandywine Blue Funds, Inc.	Intrepid Capital Management	Stephens Management Co.
Brazos Mutual Funds	Jacob Internet Fund Inc.	Structured Investment Fund
Bridges Investment Fund, Inc.	Jensen Portfolio	Teberg Fund
Buffalo Funds	Keystone Mutual Funds	Thompson Plumb (TIM)
CAN SLIM Select Growth Fund	Kiewit Investment Fund L.L.L.P.	Thunderstorm Mutual Funds
Capital Advisors Funds	Kirr Marbach Partners Funds, Inc	TIFF Investment Program, Inc.
Chase Funds	LKCM Funds	Tygh Capital Management
Congress Fund	Macquarie Funds	USA Mutuals Funds
Cookson Peirce	Marketfield Fund	Villere Fund
Counterpoint Select Fund	Masters' Select Fund Trust	Windowpane Advisors, LLC
Country Funds	Matrix Asset Advisors, Inc.	Winslow Green Mutual Funds
Davidson Funds	McCarthy Fund	Wisconsin Capital Funds, Inc.
DSM Capital Funds	Monetta Fund, Inc.	WY Funds
Edgar Lomax Value Fund	Monetta Trust
Empiric Funds, Inc.	Morgan Dempsey Funds
Fasciano Funds	MP63 Fund
FIMCO Funds	Muhlenkamp (Wexford Trust)
First Amer Investment Funds, Inc.	Newgate Capital
First Amer Strategy Funds, Inc.

(b)           Quasar is registered with the Securities and Exchange Commission as a broker-dealer and is a member of the Financial Industry Regulatory Authority (“FINRA”).  Quasar is located at 615 East Michigan Street, 4th Floor, Milwaukee, WI 53202.

The following is a list of the executive officers, directors and partners of Quasar.  The business address for each of the executive officers and directors of Quasar, except Mr. Kern and Mr. Falkeis, is US Bancorp Fund Services, LLC, 615 East Michigan Street, Milwaukee, WI 53202.  The business address for Mr. Kern and Mr. Falkeis is US Bancorp Fund Services, LLC, 777 East Wisconsin Avenue, Milwaukee, WI  53202.

Name and Principal Business Address	Positions and Offices with Principal Underwriter	Positions and Officers with Fund
James Robert Schoenike	President, Board Member, General Securities Principal and FINRA Executive Officer	None
Andrew M. Strnad	Secretary	None
Teresa Cowan	Assistant Secretary, General Securities Principal and Chief Compliance Officer	None
Susan LaFond	Treasurer	None
Joseph Bree	Financial Operations Principal	None
Joe Redwine	Board Member	None
Robert Kern	Board Member	None
Eric Walter Falkeis	Board Member	None

(c) Not applicable

Item 28.	Location of Accounts and Records

All accounts, books and other documents required to be maintained by Section 31(a) of the 1940 Act, and the rules thereunder are maintained at the offices of the Investment Adviser, the Custodian and the Administrator.

Harding Loevner LP
50 Division Street, Fourth Floor
Somerville, NJ  08876

State Street Bank and Trust Company
200 Clarendon Street
Boston, Massachusetts 02117-9130

Item 29.	Management Services

Not applicable.

Item 30.	Undertakings.

Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended and the Investment Company Act of 1940, as amended the Registrant has duly caused this Post-Effective Amendment No. 28 to be signed on its behalf by the undersigned, duly authorized, in the City of Somerville, State of New Jersey on the 30th day of September, 2009.

HARDING, LOEVNER FUNDS, INC.

By: /s/ David R. Loevner
David R. Loevner, President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ David R. Loevner David R. Loevner	Director and President	September 30, 2009
*/s/ Jane A. Freeman Jane A. Freeman	Director	September 30, 2009
*/s/ Jennifer M. Borggaard Jennifer M. Borggaard	Director	September 30, 2009
*/s/ William E. Chapman, II William E. Chapman, II	Director	September 30, 2009
*/s/ Samuel R. Karetsky Samuel R. Karetsky	Director	September 30, 2009
*/s/ Raymond J. Clark Raymond J. Clark	Director	September 30, 2009
*/s/ R. Kelly Doherty R. Kelly Doherty	Director	September 30, 2009
*/s/ Charles Freeman Charles Freeman	Director	September 30, 2009
*/s/ Eric Rakowski Eric Rakowski	Director	September 30, 2009
/s/ Puran Dulani Puran Dulani	Chief Financial Officer and Treasurer	September 30, 2009
/s/ Puran Dulani Puran Dulani * Attorney-in-Fact Dated: September 30, 2009
(*As Attorney-in-Fact pursuant to Powers of Attorney filed in Post-Effective Amendment No. 25 as filed with the Securities and Exchange Commission via EDGAR on December 22, 2008.)

HARDING, LOEVNER FUNDS, INC.

EXHIBIT INDEX

No.	Exhibit

(i)	Opinion and Consent of Dechert LLP